EXHIBIT 23.1





                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cooperative Bankshares, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-22335) on Form S-8 of Cooperative Bankshares, Inc. of our report dated
January 16, 2002, except as to note 16, which is as of February 25, 2002, relating to the consolidated statements of financial condition of Cooperative Bankshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2001 annual report on Form 10-K of Cooperative Bankshares, Inc.


/s/ KPMG LLP


Raleigh, North Carolina
November 21, 2002